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EXHIBIT (c) (1)



                           FOR:       Marisa Christina, Incorporated

For Immediate Release
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                           CONTACT:   Michael Lerner
                                      Chairman and Chief Executive Officer
                                      (212) 221-5770
                                      S. E. Melvin Hecht
                                      Vice-Chairman and Chief Financial Officer
                                      (201) 758-9800

                  MARISA CHRISTINA INC. SELLS FLAPDOODLES, INC.

        New York, New York, January 2, 2001 - Marisa Christina, Incorporated (Nasdaq: MRSA) announced today that it has sold substantially all the assets, properties and rights and assigned certain liabilities of Flapdoodles, Inc. for approximately $4.7 million in cash and stock to a newly formed corporation owned by Marc Ham and Carole Bieber. Marc Ham has been the President of the Flapdoodles, Inc. division since it was purchased in 1993. Carole Bieber has been Executive Vice President and Design Director for the Flapdoodles, Inc. division since 1993. Mr. Ham has also served as Vice Chairman of the Board of Directors of Marisa Christina, Inc. Mr. Ham has resigned his positions as a Board member and Vice Chairman.

        Michael H. Lerner, Chairman of Marisa Christina, Inc. commented, "We feel that this move should allow both companies to focus on their core strengths. This will enable us at Marisa Christina to devote our energies to our women's business, which has been steadily improving in the past six months and at the same time be able to look at new opportunities and alliances. In connection with the sale, Marisa Christina will record certain charges in the fourth quarter ended December 31, 2000 of approximately $8.0 million, which includes the write-off of goodwill related to the purchase of Flapdoodles, Inc. of approximately $5.8 million. The one-time Flapdoodles charge as well as other negative factors, including a lackluster retail performance will cause us to have a significant loss in the fourth quarter of 2000, instead of the flat earnings that we had originally expected."

        "At this time, the company is debt free with a strong balance sheet. The outlook for the new year is still excellent and we are anticipating earnings per share to be $.50 to $.70 in 2001," Mr. Lerner concluded.

        Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" clothing for women and children. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details. Flapdoodles apparel consists of casual children's and infant's sportswear, swimwear and outerwear clothing featuring vibrant colors, all-natural fabrics and unique patterns.

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

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